Exhibit (10bbbb)

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated April 10, 2007, between QUAKER CHEMICAL LIMITED, whose registered office is 100 New Bridge Street, London, EC4V 6JA (the “Company”), and MARK A. HARRIS (the “Manager”),

WITNESSETH THAT

WHEREAS, the Board of Directors of the Company’s parent company, Quaker Chemical Corporation (“Quaker Chemical”), has determined that it is in the best interests of Quaker Chemical and its shareholders that Quaker Chemical and its subsidiaries be able to attract, retain, and motivate highly qualified management personnel and, in particular, that they be assured of continuity of management in the event of any actual or threatened change in control of Quaker Chemical;

WHEREAS, the Board of Directors of Quaker Chemical believes that the execution by Quaker Chemical and its subsidiaries of change in control agreements with certain management personnel, including the Manager, is an important factor in achieving this desired end;

WHEREAS, the Board of Directors of the Company also believes that the execution of a change in control agreement with the Manager is an important factor in achieving this desired end;

WHEREAS, the Manager is employed by the Company pursuant to an employment agreement dated August 8, 2006 to be effective June 12, 2006 (the “Employment Agreement”); and

WHEREAS, the Company considers that certain restrictions on the activities of the Manager are required to protect its business interests in the event his employment terminates;

NOW, THEREFORE, IN CONSIDERATION of the mutual obligations and agreements contained herein and intending to be legally bound hereby, the Manager and the Company agree as follows:

1.	Term of Agreement.

This Agreement shall become effective on January 1, 2007 (the “Effective Date”), and shall continue in effect through December 31, 2007, provided, however, that the term of this Agreement shall automatically be extended for one additional year beyond December 31, 2007 and successive one year periods thereafter, unless, not later than eighteen (18) months preceding the calendar year in which the term would otherwise automatically extend, the Company shall have given written notice to the Manager of intention not to extend this Agreement for an additional year, in which event this Agreement shall continue in effect until December 31 of the calendar year immediately preceding the calendar year in which the term would have otherwise automatically extended. Notwithstanding any such notice not to extend, if a Change in Control (as defined in Section 2) occurs during the original or extended term of this Agreement, this Agreement shall remain in effect after a Change in Control until all obligations of the parties hereto under this Agreement shall have been satisfied.

2.	Change in Control.

As used in this Agreement, a “Change in Control” of Quaker Chemical shall be deemed to have occurred if:

(a) Any person (a “Person”), as such term is used in Sections 13(d) and 14(d) of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (i) Quaker Chemical and/or its wholly owned subsidiaries; (ii) any ESOP or other employee benefit plan of Quaker Chemical and any trustee or other fiduciary in such capacity holding securities under such plan; (iii) any corporation owned, directly or indirectly, by the shareholders of Quaker Chemical in substantially the same proportions as their ownership of stock of Quaker Chemical; or (iv) any other Person who, within the one year prior to the event which would otherwise be a Change in Control, is an executive officer of Quaker Chemical or any group of Persons of which he voluntarily is a part), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Quaker Chemical representing 30% or more of the combined voting power of Quaker Chemical’s then outstanding securities or such lesser percentage of voting power, but not less than 15%, as determined by the members of the Board of Directors of Quaker Chemical who are independent directors (as defined in the New York Stock Exchange, Inc. Listed Company Manual); provided, however, that a Change in Control shall not be deemed to have occurred under the provisions of this subsection (a) by reason of the beneficial ownership of voting securities by members of the Benoliel family (as defined below) unless and until the beneficial ownership of all members of the Benoliel family (including any other individuals or entities who or which, together with any member or members of the Benoliel family, are deemed under Sections 13(d) or 14(d) of the Exchange Act to constitute a single Person) exceeds 50% of the combined voting power of Quaker Chemical’s then outstanding securities;

(b) During any two-year period after the Effective Date, Directors of Quaker Chemical in office at the beginning of such period plus any new Director (other than a Director designated by a Person who has entered into an agreement with Quaker Chemical to effect a transaction within the purview of subsections (a) or (c)) whose election by the Board of Directors of Quaker Chemical or whose nomination for election by Quaker Chemical’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved shall cease for any reason to constitute at least a majority of the Board;

(c) The consummation of (i) any consolidation or merger of Quaker Chemical in which Quaker Chemical is not the continuing or surviving corporation or pursuant to which Quaker Chemical’s voting common shares (the “Common Shares”) would be converted into cash, securities, and/or other property, other than a merger of Quaker Chemical in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the Common Shares immediately before; or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Quaker Chemical; or

(d) Quaker Chemical’s shareholders or Quaker Chemical’s Board of Directors shall approve the liquidation or dissolution of Quaker Chemical.

As used in this Agreement, “members of the Benoliel family” shall mean Peter A. Benoliel, his wife and children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

3.	Entitlement to Change in Control Benefits; Certain Definitions.

The Manager shall be entitled to the benefits provided in this Agreement in the event the Manager’s employment with the Company or its affiliates is terminated under the circumstances described in (a) or (b) below (a “Covered Termination”), provided the Manager executes and does not revoke a Release (as defined below), if any, provided by the Company.

(a) A Covered Termination shall have occurred within the meaning of this subsection (a) in the event the Manager’s employment with the Company or its affiliates is terminated within two (2) years following a Change in Control by:

(i) The Company or its affiliates without Cause (as defined below); or

(ii) Resignation of the Manager for Good Reason (as defined below).

(b) A Covered Termination shall have occurred within the meaning of this subsection (b) in the event the Manager’s employment with the Company or its affiliates is terminated by the Company or its affiliates without Cause within six months prior to a Change in Control and the Manager reasonably demonstrates after such Change in Control that such termination was at the request or suggestion of any individual or entity who or which has taken steps reasonably calculated to effect such Change in Control.

The Manager shall have no rights to any payments or benefits under this Agreement in the event the Manager’s employment with the Company and its affiliates is terminated (i) as a result of death or Disability (as defined below), or (ii) by the Company or its affiliates for Cause. Except as provided in subsection (b), in the event the Manager’s employment is terminated for any reason prior to a Change in Control, the Manager shall have no rights to any payments or benefits under this Agreement and, after any such termination, this Agreement shall be of no further force or effect.

“Cause” shall mean (i) the Manager’s willful and material breach of the employment agreement, if any, between the Manager and the Company (after having received notice thereof and a reasonable opportunity to cure or correct), (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of the Manager’s employment with the Company or its affiliates which is materially injurious to the Company, or (iii) conviction of or plea of guilty to an indictable criminal offence, such Cause to be determined, in each case, by a resolution approved by at least two-thirds of the Directors of the Company after having afforded the Manager a reasonable opportunity to appear before the Board of Directors of the Company and present his position.

“Code” shall mean the US Internal Revenue Code of 1986, as amended, together with any applicable regulations thereunder.

“Disability” shall mean: (i) a physical or mental disability which, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Manager or the Manager’s legal representative, or (ii) if the Company then has in effect a long-term disability plan covering employees generally, including the Manager, the definition of covered total and permanent “disability” set forth in such plan.

“Good Reason” shall mean any of the following actions without the Manager’s consent, other than due to the Manager’s death or Disability: (i) any reduction in the Manager’s base salary from that provided immediately before the Covered Termination or, if higher, immediately before the Change in Control; (ii) any reduction in the Manager’s bonus opportunity (including cash and noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the Change in Control; (iii) a material adverse change in the nature or scope of the Manager’s authorities, powers, functions, or duties from those in effect immediately before the Change in Control; (iv) a reduction in the Manager’s benefits from those provided immediately before the Change in Control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the Manager being required to accept a primary employment location which is more than twenty-five (25) miles from the location at which he primarily was employed during the ninety (90) day period prior to a Change in Control.

“Payment Date” shall mean (i) in the case of a Covered Termination described in Section 3(a), the last business day of the second month following the month in which the Manager’s Separation from Service occurs, subject to Section 9, or (ii) in the case of a Covered Termination described in Section 3(b), (A) the last business day of the second month following the month in which the Change in Control giving rise to such Covered Termination occurs, if the Change in Control is also a “change in control event” under Section 409A of the Code, or (B) the last business day of the eighth month following the month in which the Manager’s Separation from Service occurs, if such Change in Control is not a “change in control event” under Section 409A of the Code.

“Release” shall mean a release in the form of a Compromise Agreement meeting the requirements of the UK Employment Rights Act 1996 and any other relevant statutory provisions and otherwise in a form satisfactory to the Company which validly waives all contractual, statutory and other claims against the Company, Quaker Chemical, Quaker Chemical B.V. and all their affiliates with respect to all matters arising out of the Manager’s employment by the Company and its affiliates, or the termination thereof, including but not limited to claims for unfair dismissal and unlawful discrimination, that the Company provides to the Manager no later than (i) in the case of a Covered Termination described in Section 3(a), fourteen days after the date of the Manager’s

Covered Termination, or (ii) in the case of a Covered Termination described in Section 3(b), fourteen days after the date of the Change in Control giving rise to such Covered Termination. Notwithstanding any provision of this Agreement to the contrary, if the Company provides a Release to the Manager, the Manager shall not be entitled to any payments or benefits under this Agreement unless the Manager executes and does not revoke the Release, and an independent legal adviser instructed by the Manager certifies that they have advised the Manager on the terms and effect of the Release.

“Separation from Service” shall mean the Manager’s separation from service with the Company and its affiliates within the meaning of US Prop. Treas. Reg. §1.409A-1(h) or any successor thereto.

“Specified Employee” shall mean the Manager if he is a specified employee as defined in Section 409A of the Code as of the date of his Separation from Service.

4.	Severance Allowance.

(a) Amount of Severance Allowance. In the event of a Covered Termination, the Company shall pay or cause to be paid to the Manager in cash a severance allowance (the “Severance Allowance”) equal to 1.5 times the sum of the amounts determined in accordance with the following paragraphs (i) and (ii):

(i)	An amount equivalent to the highest annualized base salary which the Manager was entitled to receive from the Company and its affiliates at any time during his employment prior to the Covered Termination; and

(ii)	An amount equal to the average of the aggregate annual amounts paid to the Manager under all applicable annual incentive compensation plans maintained by the Company and its affiliates (other than compensation relating to relocation expense; the grant, exercise, or settlement of stock options or performance incentive units or the sale or other disposition of shares received upon exercise or settlement of such options) during the three (3) calendar years prior to the year such Covered Termination occurs or, if higher, prior to the year such Change in Control occurs (provided, however, that (x) in determining the average amount paid under the annual incentive plan during such period there shall be excluded any year in which no amounts were paid to the Manager under that plan; and (y) there shall be excluded from such calculation any amounts paid to the Manager under any such incentive compensation plan as a result of the acceleration of such payments under such plan due to termination of the plan, a Change in Control, or a similar occurrence).

In no event shall any retention bonus or change in control or success fee be taken into account when determining the amount of the Severance Allowance hereunder.

(b) Payment of Severance Allowance. The Severance Allowance shall be paid to the Manager in a lump sum on the Payment Date.

5.	Outplacement and Welfare Benefits.

(a) Outplacement. Subject to Section 6, for a period of one year following a Covered Termination of the Manager (or the Change in Control resulting in a Covered Termination, if later), the Company shall make or cause to be made available to the Manager, at its expense, outplacement counseling and other outplacement services comparable to those available for the Company’s senior managers prior to the Change in Control.

(b) Welfare Benefits. Subject to Section 6, for a period of 18 months following a Covered Termination of the Manager (or the Change in Control resulting in a Covered Termination, if later), the Manager and the Manager’s dependents shall be entitled to participate in the Company’s death-in-service and medical insurance plans at the Company’s expense, in accordance with and subject always to the terms of such plans at the time of such Covered Termination as if the Manager were still employed by the Company or its affiliates under this Agreement. If, however, death-in-service and medical insurance benefits are not paid or provided under any such plan to the Manager or his dependents because the Manager is no longer an employee of the Company or its subsidiaries, the Company itself shall, to the extent necessary, pay or otherwise provide for such benefits to the Manager and his dependents.

6.	Effect of Other Employment.

In the event the Manager becomes employed (as defined below) during the period with respect to which benefits are continuing pursuant to Section 5: (a) the Manager shall notify the Company not later than the day such employment commences; and (b) the benefits provided for in Section 5 shall terminate as of the date such employment commences. For the purposes of this Section 6, the Manager shall be deemed to have become “employed” by another entity or person only if the Manager becomes essentially a full-time employee of a person or an entity (not more than 30% of which is owned by the Manager and/or members of his family); and the Manager’s “family” shall mean his parents, his siblings and their spouses, his children and their spouses, and the Manager’s spouse and her parents and siblings. Nothing herein shall relieve the Company of its obligations for compensation or benefits accrued up to the time of termination provided for herein.

7.	Other Payments and Benefits.

On the Payment Date, the Company shall pay or cause to be paid to the Manager the aggregate of:

(a) the Manager’s earned but unpaid base salary through the Covered Termination at the rate in effect on the date of the Covered Termination, or if higher, at the rate in effect at any time during the 90-day period preceding the Change in Control;

(b) any unpaid bonus or annual incentive payable to the Manager in respect of the calendar year ending prior to the Covered Termination;

(c) any and all unpaid bonuses and annual incentive awards for the calendar year in which the Covered Termination occurs which would have been payable had (i) the Covered Termination not occurred in such calendar year, and (ii) the target level of performance been achieved for the calendar year; and

(d) the pro rata portion of any and all awards under the Company’s long term incentive plan for the performance period(s) in which the Covered Termination occurs, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between the first day of the applicable performance period and the date of the Covered Termination, and the denominator of which is the total number of days in the applicable performance period) of the amount of the award which would have been payable had (i) the Covered Termination not occurred, and (ii) the target level of performance been achieved for the applicable performance period.

It shall be a condition of receipt of the Severance Allowance that the Manager waives in a Release all rights to payment for or in lieu of notice, damages for loss of notice and to any redundancy payment, whether such rights arise under contract, statute or otherwise, and to the severance payment described in clause 6.1 of his Employment Agreement. The Manager shall be entitled to receive any other payments or benefits that the Manager is entitled to pursuant to the express terms of any compensation or benefit plan or arrangement of the Company or any of its affiliates; provided that: (x) the Severance Allowance (i) shall be in lieu of notice and any severance payments to which the Manager might otherwise be entitled under the terms of any severance pay plan, policy, or arrangement maintained by the Company or any of its affiliates or the employment agreement, if any, between the Manager and the Company or any of its affiliates, and (ii) shall be credited against any severance payments to which the Manager may be entitled by statute, including but not limited to payments for minimum notice, and statutory redundancy payments and any other payments or compensation arising in connection with the termination of his employment; (y) any annual incentive described in subsection (b) or (c) shall decrease (but not below zero) the amount of the annual incentive payable under Quaker Chemical’s annual incentive plan (currently the 2001 Global Annual Incentive Plan) with respect to the same calendar year; and (z) any amount described in subsection (d) shall decrease (but not below zero) the amount of the analogous performance award payable under Quaker Chemical’s long term incentive plan(s) (currently the 2001 and 2006 Long-Term Performance Incentive Plans) with respect to the same performance period(s).

8.	Death After Covered Termination.

In the event the Manager dies after a Covered Termination occurs, (a) any payments due to the Manager under Section 4 and the first sentence of Section 7 and not paid prior to the Manager’s death shall be made to the person or persons who may be designated by the Manager in writing or, in the event he fails to so designate, to the Manager’s personal representatives, and (b) the Manager’s dependents shall be eligible for the welfare benefits described in Section 5(b). Payments pursuant to subsection (a) shall be made on the later of (i) the date payment would have been made to the Manager without regard to Section 9, or (ii) the date of the Manager’s death.

9.	Specified Employee.

Notwithstanding any provision of this Agreement to the contrary, if the Manager is a Specified Employee, any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is Separation from Service shall be not be made or provided before the date that is six months after the date of Manager’s Separation from Service. Any payment or benefit that is delayed pursuant to this Section 9 shall be made or provided on the first business day of the seventh month following the month in which Manager’s Separation from Service occurs. The provisions of this Section 9 shall apply only to the extent required to avoid Manager’s incurrence of any additional tax or interest under Section 409A of the Code.

10.	Confidentiality and Noncompetition.

In consideration of this Change in Control Agreement, the Manager agrees to be bound by the Confidentiality and Noncompetition provisions contained in Addendum 1 to this Agreement. The Manager further agrees that Addendum 1 to this Agreement supersedes and replaces Addendum 1 to the Manager’s Employment Agreement dated 12 June 2006.

11.	Set-Off Mitigation.

The Manager agrees that it shall be a term of the Release that he shall repay to the Company on demand and in full the Severance Allowance in the event that the Manager brings any claims or proceedings, whether statutory, contractual or otherwise, relating to his employment with the Company or its affiliates, or its termination, against the Company, any affiliate, its or their employees, officers or shareholders, whether in an Employment Tribunal, a County Court, a High Court or otherwise. The Manager agrees that this sum shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Company or its affiliates in recovering the sum and/or in relation to any claims or proceedings so brought by the Manager. Notwithstanding this, in no event shall the Manager be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Manager under any of the provisions of this Agreement.

12.	Limitation on Payment Obligation.

(a) For purposes of this Section 12, all terms capitalized but not otherwise defined herein shall have the meanings as set forth in Section 280G of the Code. In addition:

(i)	the term “Parachute Payment” shall mean a payment described in Section 280G(b)(2)(A) or Section 280G(b)(2)(B) of the Code (including, but not limited to, any stock option rights, stock grants, and other cash and noncash compensation amounts that are treated as payments under either such section) and not excluded under Section 280G(b)(4)(A) or Section 280G(b)(6) of the Code;

(ii)	the term “Reasonable Compensation” shall mean reasonable compensation for prior personal services as defined in Section 280G(b)(4)(B) of the Code and subject to the requirement that any such reasonable compensation must be established by clear and convincing evidence; and

(iii)	the portion of the “Base Amount” and the amount of “Reasonable Compensation” allocable to any “Parachute Payment” shall be determined in accordance with Section 280G(b)(3) and (4) of the Code.

(b) Notwithstanding any other provision of this Agreement, each Parachute Payment to be made to or for the benefit of the Manager, whether pursuant to this Agreement or otherwise, with respect to a Change in Control shall be reduced if and to the extent necessary so that the aggregate Present Value of all such Parachute Payments shall be at least one dollar ($1.00) less than the greater of (i) three times the Manager’s Base Amount and (ii) the aggregate Reasonable Compensation allocable to such Parachute Payments. Unless otherwise agreed by the Manager and the Company, any reduction in Parachute Payments caused by reason of this subsection (b) shall be made proportionately with respect to each such Parachute Payment.

This subsection (b) shall be interpreted and applied to limit the amounts otherwise payable to the Manager under this Agreement or otherwise only to the extent required to avoid any material risk of the imposition of excise taxes on the Manager under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code. In the making of any such interpretation and application, the Manager shall be presumed to be a disqualified individual for purposes of applying the limitations set forth in this subsection (b) without regard to whether or not the Manager meets the definition of disqualified individual set forth in Section 280G(c) of the Code. In the event that the Manager and the Company are unable to agree as to the application of this subsection (b), the Company’s independent auditors shall select independent tax counsel to determine the amount of such limits. Such selection of tax counsel shall be subject to the Manager’s consent, provided that the Manager shall not unreasonably withhold his consent. The determination of such tax counsel under this Section 12 shall be final and binding upon the Manager and the Company.

(c) Notwithstanding any other provision of this Agreement, no payment shall be made hereunder to or for the benefit of the Manager if and to the extent that such payments are determined to be illegal.

13.	Notices.

Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing, and if hand delivered or if sent by registered or certified mail, if to the Manager, at the last address he had filed in writing with the Company or if to the Company, at its principal executive offices. Notices, requests, etc. shall be effective when actually received by the addressee or at such address.

14.	Withholding.

Notwithstanding any provision of this Agreement to the contrary, the Company may, to the extent required by law, withhold applicable income tax and National Insurance contributions from any payments due to the Manager hereunder or under the Release.

15.	Assignment and Benefit.

(a) This Agreement is personal to the Manager and shall not be assignable by the Manager, by operation of law, or otherwise without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Manager’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any affiliate of the Company to which the Company may assign any of its rights hereunder; provided, however, that no assignment of this Agreement by the Company, by operation of law, or otherwise shall relieve it of its obligations hereunder except an assignment of this Agreement to, and its assumption by, a successor pursuant to subsection (c).

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, but, irrespective of any such assignment or assumption, this Agreement shall inure to the benefit of and be binding upon such a successor. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

16.	Governing Law.

This Agreement is governed by English Law and the parties hereby submit to the exclusive jurisdiction of the English Courts.

17.	Entire Agreement; Amendment.

(a) This Agreement supersedes the Change in Control Agreement entered into between the Manager and Quaker Chemical on January 1, 2001, which agreement shall be null and void as of the earliest of the Effective Date, the day and year first above written, or the date set forth in such agreement.

(b) Except for the Employment Agreement and the change in control provisions set forth in Quaker Chemical’s annual incentive plan and long term incentive plans, this Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof. The Manager understands and acknowledges that Quaker Chemical’s severance plan, annual incentive plan and long term incentive plans are hereby amended with respect to the Manager to avoid duplication of benefits, as provided in Section 7. The Manager further acknowledges that the Employment Agreement has been amended by this Change in Control Agreement to the extent set out herein, and that in the event of any inconsistency between the Employment Agreement and this Change in Control Agreement, the terms of the Change in Control Agreement shall prevail.

(c) The Company reserves the right to unilaterally amend this Agreement without the consent of the Manager to the extent the Compensation/Management Development Committee of Quaker Chemical’s Board of Directors (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Code; otherwise, this Agreement may not be altered or amended except by an agreement in writing executed by the Company and the Manager.

18.	No Waiver.

The failure to insist upon strict compliance with any provision of this Agreement by any party shall not be deemed to be a waiver of any future noncompliance with such provision or of noncompliance with any other provision.

19.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

20.	Indemnification.

The Company shall defend and hold the Manager harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Manager of services for, or action of the Manager as a director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company’s request. Expenses incurred by the Manager in defending such a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of the Manager to repay said amount unless it shall ultimately be determined that the Manager is entitled to be indemnified hereunder; provided, however, that this shall not apply to a nonderivative action commenced by the Company or Quaker Chemical against the Manager.

IN WITNESS WHEREOF, the Manager has hereunto set his hand and the Company has caused these presents to be executed in its name and on its behalf and attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

MANAGER

/s/ Mark A. Harris
Mark A. Harris

QUAKER CHEMICAL LIMITED

By:	/s/ Ed ten Duis
Ed ten Duis
Title:	Managing Director

ATTEST:

/s/ Mike Flower
Mike Flower

ADDENDUM 1

DECLARATION OF SECRECY AND NON-COMPETITION

(a) Confidential Information. The Manager acknowledges that information concerning the method and conduct of the Company’s, Quaker Chemical’s and any of their direct and indirect affiliates (collectively, “Quaker”)’ business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of Quaker’s manuals, documents, notes, letters, records, and computer programs are Quaker’s trade secrets (“Trade Secrets) and are the sole and exclusive property of Quaker. The Manager agrees that at no time during or following his employment with the Company or any affiliate will he use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of the Manager’s employment with the Company and its affiliates, or at any other time upon the Company’s request, and regardless of the reason for the termination of the Manager’s employment hereunder, the Manager agrees to forthwith surrender to the Company any and all materials in his possession or control which constitute or contains any Trade Secrets. The term “Trade Secrets” as used herein does not include information that is in the public domain through no fault of the Manager.

(b) Non-competition. The Manager agrees that during his employment and for a period of one (1) year thereafter, regardless of the reason for the termination of the Manager’s employment, he will not within the Prohibited Area:

(i)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by the Company, Quaker Chemical or any of their affiliates during the twelve months immediately preceding the date on which his employment terminates, PROVIDED ALWAYS that the provisions of this paragraph shall apply only in respect of those products or services with which the Manager was either personally concerned or for which he was responsible while employed by the Company during the twelve months immediately preceding the date on which his employment terminates;

(ii)	recruit or solicit any Employee of the Company, Quaker Chemical or any of their affiliates, or otherwise induce any Employee to leave the employ of the Company, Quaker Chemical or any of their affiliates, in order to become an employee or be otherwise engaged by his or any firm, corporation, business or other entity with which he is or may become associated; or

(iii)	solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company), any Customer or Supplier of the Company with the intent of actively engaging in business which would cause competitive harm to the Company, Quaker Chemical or any of their affiliates.

In this clause (b), the following terms have the following meanings:

(iv)	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company, Quaker Chemical or any of their affiliates has supplied goods or services and (a) with whom the Manager had personal contact or dealings on behalf of the Company, Quaker Chemical or any of their affiliates during the twelve months immediately preceding the date on which his employment terminates, or (b) for whom he was in a client management capacity directly responsible during the twelve months immediately preceding the date on which his employment terminates;

(v)	“Employee” means any person who was employed by the Company, Quaker Chemical or any of their affiliates for at least three months prior to and on the date on which the Manager’s employment terminates and with whom the Manager had material contact or dealings in performing his duties of employment and (a) who had material contact with customers or suppliers of the Company, Quaker Chemical or any of their affiliates in performing his or her duties of employment with the Company, Quaker Chemical or any of their affiliates; and / or (b) who was a member of the management team of the Company, Quaker Chemical or any of their affiliates; and / or (c) who was a member of the research and development team of the Company, Quaker Chemical or any of their affiliates;

(vi)	“Prohibited Area” means (a) the United Kingdom, and (b) any other country in the world where, on the date on which the Manager’s employment terminates, the Company, Quaker Chemical or any of their affiliates develop, sell, supply, manufacture or research their products or services, or where the Company, Quaker Chemical or any of their affiliates intend within three months following the date on which the Manager’s employment terminates to develop, sell, supply, manufacture or research their products or services and in respect of which the Manager has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company, Quaker Chemical or any of their affiliates during any part of the twelve months immediately preceding the date on which his employment terminates; and

(vii)

“Supplier” means any person, company, business entity or other organisation whatsoever who (a) has supplied goods or services to the Company, Quaker Chemical or any of their affiliates during any part of the twelve months immediately preceding the date on which the Manager’s employment terminates; or (b) has agreed prior to the date on which his employment terminates to supply goods or services to the Company, Quaker Chemicals or any of their affiliates to commence at any time in the twelve months following the date on which his employment terminates; or (c) as at the date on which his employment terminates, supplies goods or services to the Company, Quaker Chemical or any of their affiliates under an exclusive contract or arrangement between that supplier and the Company, Quaker Chemical or any of their affiliates.

(c) Remedies. The Manager agrees and recognizes that in the event of a breach or threatened breach of the provisions of the restrictive covenants contained in this Addendum 1, the Company, Quaker Chemical or any of their affiliates shall be entitled to seek equitable remedies, including injunctive relief in any court of applicable jurisdiction. The Company, Quaker Chemical or any of their affiliates may also seek monetary damages. Furthermore, if a court determines that the Manager has breached any of the provisions of this Addendum 1, the Company’s obligations to pay amounts and continue the benefits under this Agreement to the Manager (and his dependents) shall immediately terminate.

(d) Affiliates. In relation to its affiliates (including but not limited to Quaker Chemical), the Company contracts as trustee and agent for the benefit of each such affiliate. The Manager agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs (b) (i) to (iii) hereof directly with all or any of such affiliates, mutatis mutandis. If the Manager fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Manager, to execute all such documents as are required to give effect to the foregoing, on the Manager’s behalf.